Exhibit 5.1

September 24, 2021

Indaptus Therapeutics, Inc.

3 Columbus Circle, 15th Floor

New York, NY 10019

Re:	Indaptus Therapeutics, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Indaptus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 24, 2021 (the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the Registration Statement. The Registration Statement relates to the resale from time to time by certain selling stockholders of the Company of up to 5,590,910 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), issuable upon the exercise of warrants to purchase the Shares (the “Warrants”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented, and the Company’s Amended and Restated Bylaws, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Warrants and the Shares and related matters, (iii) the Warrants, (iv) the Registration Statement and all exhibits thereto, and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.

September 24, 2021

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement.

We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP